   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1997
                                                 REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              ____________________

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ____________________

                               PMT SERVICES, INC.
             (Exact name of Registrant as specified in its charter)

                      TENNESSEE                         62-1215125
           (State or other jurisdiction of           (I.R.S. employer
            incorporation or organization)        identification number)

                        3841 GREEN HILLS VILLAGE DRIVE
                          NASHVILLE, TENNESSEE  37215
                                 (615) 254-1539
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                              ____________________

                             RICHARDSON M. ROBERTS
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                               PMT SERVICES, INC.
                        3841 GREEN HILLS VILLAGE DRIVE
                          NASHVILLE, TENNESSEE  37215
                                 (615) 254-1539
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ____________________

                                   COPIES TO:
                            HOWARD W. HERNDON, ESQ.
                         WALLER LANSDEN DORTCH & DAVIS,
                    A PROFESSIONAL LIMITED LIABILITY COMPANY
                           2100 NASHVILLE CITY CENTER
                        NASHVILLE, TENNESSEE  37219-1760
                                 (615) 244-6380
                              ___________________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     _________________________________________________________________________
        If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     _________________________________________________________________________
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
TITLE OF EACH CLASS OF                             PROPOSED MAXIMUM     PROPOSED MAXIMUM
   SECURITIES TO BE              AMOUNT TO BE       OFFERING PRICE     AGGREGATE OFFERING     AMOUNT OF
     REGISTERED                   REGISTERED           PER UNIT (1)          PRICE (1)     REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value per share       1,941,475 shares       $16.8125            $32,641,048.44        $ 9,892
===========================================================================================================

(1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the average high and low prices of the Common Stock on the Nasdaq Stock Market's National Market on October 9, 1997.

                          ___________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDING WITH SECTION 8(A) OF THE SECURITIES ACT OR 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
 ===============================================================================

PROSPECTUS

                               1,941,475 SHARES

                              PMT SERVICES, INC.

                                 COMMON STOCK
                            _______________________

              This Prospectus relates to the resale by the holders thereof ("Selling Shareholders") of up to 1,941,475 shares of Common Stock, par value $.01 per share ("Common Stock"), of PMT Services, Inc. ("PMT" or the "Company") which constitute a portion of the shares issued to the Selling Shareholders without registration under the Securities Act of 1933, as amended (the "Securities Act"), in connection with separate acquisitions of BanCard Systems, Inc., CVE Corporation, IMA Payment Systems, Inc. and LADCO Financial Group, Inc., each a transaction not involving a public offering.

              The shares of Common Stock held by the Selling Shareholders may be offered from time to time directly or through one or more broker-dealers, in one or more transactions on the Nasdaq Stock Market's National Market (the "Nasdaq National Market"), in negotiated transactions or otherwise, or through a combination of such methods at fixed prices, which may be changed, at market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

              None of the proceeds from the sale of the shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisers to the Selling Shareholders) in connection with the registration of the Common Stock being offered by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
               SEE "RISK FACTORS" APPEARING ON PAGES 6 THROUGH 8.


           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.


                               October   , 1997

                              AVAILABLE INFORMATION

              The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth St., N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the Commission: Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

              The Common Stock is traded on the Nasdaq National Market. Proxy statements, reports and other information concerning the Company can be inspected and copied at the National Association of Securities Dealers, Inc. offices located at 1735 K Street, N.W., Washington, D.C. 20006-1506.

              This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                     INFORMATION INCORPORATED BY REFERENCE

              THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO:

                    PMT SERVICES, INC.
                    3841 GREEN HILLS VILLAGE DRIVE
                    NASHVILLE, TENNESSEE 37215
                    TELEPHONE NUMBER (615) 254-1539
                    ATTN:  VICKIE G. JOHNSON
                           CHIEF ACCOUNTING OFFICER

              The following documents filed with the Commission by the Company (File Number 0-24420) are incorporated by reference into this Prospectus:

                    (1) Annual Report on Form 10-K for the year ended July 31, 1996, except for the Consolidated Financial Statements and Report of Independent Accountants which have been superseded by the restated Consolidated Financial Statements and Report of Independent Accountants included in the Current Report on Form 8-K/A(3) filed on September 16, 1997;

                    (2) Quarterly Report on Form 10-Q for the quarter ended October 31, 1996;

                    (3) Quarterly Report on Form 10-Q for the quarter ended January 31, 1997;

                    (4) Quarterly Report on Form 10-Q for the quarter ended April 30, 1997;

                    (5) Proxy Statement for the Annual Meeting of Shareholders held on December 16, 1996;

                    (6)  Current Report on Form 8-K filed on December 23, 1996;

                    (7) Current Report on Form 8-K filed on April 8, 1997, except for the Consolidated Financial Statements and Report of Independent Accountants which have been superseded by the restated Consolidated Financial Statements and Report of Independent Accountants included in the current report on Form 8-K/A(3) filed on September 16, 1997;

                    (8) Current Report on Form 8-K filed on July 18, 1997 (as amended by Form 8-K/A(1) and Form 8-K/A(2), each filed on July 29, 1997, and Form 8-K/A(3) filed on September 16, 1997);

                    (9) Current Report on Form 8-K filed on October 10, 1997 (as amended by Form 8-K/A filed on October 14, 1997);

                   (10) The description of the Common Stock contained in the Registration Statement on Form 8-A, filed on June 23, 1994, pursuant to Section 12 of the Exchange Act.

              All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offerings registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents with the Commission.

              Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

              NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERINGS HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  THE COMPANY

              PMT Services, Inc. ("PMT" or the "Company") is an independent service organization which markets and services electronic credit card authorization and payment systems to merchants located throughout the United States. The Company's operating and growth strategies focus on expanding the Company's customer base of small merchants through trade association affiliations, telemarketing, merchant portfolio purchases and superior customer service. PMT has experienced rapid growth in its total merchant portfolio base which has fostered significant growth in the Company's revenues and earnings. From July 31, 1989 to July 31, 1996, the Company's merchant portfolio base increased from approximately 6,800 merchants to approximately 89,500 merchants. During this same period, PMT's revenues increased from $4.3 million for fiscal year 1989 to $149.8 million for fiscal year 1996. This increase in revenues resulted primarily from the purchase of merchant portfolios and, to a lesser extent, new merchant contracts generated through the Company's marketing and sales efforts and revenue enhancements with existing merchants.

              PMT targets small merchants as its primary customer base. These merchants generally have a low volume of credit card transactions, are difficult to identify and have traditionally been underserved by credit card processors. Management of the Company estimates that there are approximately
    3.0 million merchant locations in the United States currently accepting VISA and MasterCard credit cards in the small merchant market segment and that approximately 2.0 million of such small merchant locations utilize electronic processing for credit card transactions. Management believes the small merchant market offers the Company significant growth opportunities for (i) the "first time" installation and subsequent servicing of credit card authorization and payment systems and (ii) the conversion of small merchants currently accepting credit cards from paper-based to electronic processing.

              PMT utilizes exclusive contractual relationships with trade associations, distributors and wholesalers ("Associations") to reach small merchants that would otherwise be difficult to identify and locate using customary marketing practices. Pursuant to these relationships, Associations endorse the processing systems marketed and serviced by PMT and participate in originating new customers for the Company. Following introductions generated by its Association relationships, PMT employs direct telemarketing to solicit merchants on a nationwide basis. Telemarketing represents an important element of the Company's overall marketing strategy by affording the Company cost-effective access to small retail merchants dispersed throughout the United States. PMT is augmenting its telemarketing efforts with a field sales force. Through the use of telemarketing and a field sales force, management believes that the Company's cost structures will continue to be competitive with the cost structures of its competitors using only a field sales force as a result of the lower costs associated with telemarketing.

              Between fiscal year 1991 and fiscal year 1996, the Company acquired 24 merchant portfolios, ranging in size from approximately 100 to 15,000 merchant accounts. During fiscal 1996, the Company purchased five merchant portfolios representing a total of approximately 34,000 merchant accounts, generating approximately $3.3 billion in aggregate annual charge volume. Management believes that increased competition in the industry and other factors have pressured certain competitors to dispose of all or a portion of their merchant portfolios. As a result, management believes many opportunities for portfolio purchases exist as the industry continues to consolidate. The Company's experience in making merchant portfolio purchases, coupled with operating efficiencies, enhances the Company's ability to successfully integrate purchased merchant portfolios on a cost-effective basis.

              This Prospectus contains certain forward-looking statements. Specifically, the forward-looking statements relate to future growth through portfolio acquisitions, the provision of account portfolio processing services to the banking industry and the use of innovative technologies to provide services. The ability of the Company to achieve the expectations expressed in these forward-looking statements will be subject to several factors that could cause actual results to differ materially from those expressed in the forward-looking statements, such as merchant attrition, difficulties in integrating newly acquired businesses and portfolios, the availability of capital, the cost of acquired businesses and portfolios, the Company's continued ability to account for acquisitions as poolings of interests, industry price increases and the ability of the Company's processing banks to process merchant transactions effectively. Results actually achieved thus may differ materially from the expectations expressed in such statements.


                              RECENT ACQUISITIONS


              On September 17, 1997, PMT acquired Retail Systems Consulting, Inc., an Ohio corporation ("RSC"), an independent service organization with a merchant portfolio generating annualized charge volume of approximately $300 million.

              On October 2, 1997, PMT acquired Bancard, Inc., a Colorado corporation ("Bancard"), an independent service organization with a merchant portfolio generating annualized charge volume of approximately $2.2 billion.

              Pursuant to each acquisition described above, PMT has agreed to register for resale a portion of the shares of PMT Common Stock issued to the shareholders of each of RSC and Bancard. See "Risk Factors -- Shares Eligible for Future Sale."

                                 RISK FACTORS

              In addition to the other information included or incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock offered by this Prospectus.

              Registration Termination. An independent service organization, such as the Company, must register through processing banks with VISA and MasterCard. VISA and MasterCard permit the Company, as a registered service provider, to provide VISA and MasterCard transaction processing services through processing banks that are members of VISA or MasterCard. The Company's registrations with VISA and MasterCard expire December 31, 1997 and June 30, 1998, respectively, prior to which dates the Company intends to submit the applicable registration fee with respect to each such registration. There can be no assurance that the Company's registration with VISA and MasterCard will be renewed or that the current rules of VISA and MasterCard permitting independent service providers to market transaction processing services will remain in effect. Furthermore, these rules are set by member banks, some of which are competitors of the Company. The non-renewal of either registration or any changes in VISA or MasterCard rules that would prevent the registration of the Company or limit its ability to provide VISA and MasterCard transaction processing services, would have a material adverse effect on the Company's financial condition and operating results.

              Dependence on Processing Relationships. The success of the Company's business is dependent, in part, on the ability of processing banks to provide certain services to PMT's merchant clients. The failure of these processing banks to process merchant transactions effectively could result in merchants terminating their agreements and relationships with the Company and its processing banks. Termination of these agreements could result in the Company's loss of its principal source of revenue.

              As of July 31, 1996, the Company relied on eleven banks to process the credit card transactions of PMT's clients. As of such date, the agreement with one of the banks applied to approximately 51.8% of the Company's aggregate merchant base. The marketing portion of the Company's agreements with its processing banks expire at various dates ranging from 1997 to 2002. There can be no assurance (i) that the Company's contractual arrangements with its processing banks will be renewed or that the Company will be able to obtain favorable replacement arrangements, (ii) that such processing banks or their replacements will provide adequate levels of service or (iii) that such processing banks will not themselves be acquired, resulting in possible adverse changes in the Company's relationship with the processing bank. Any of these events could have a material adverse effect on the Company's business.

              The Company's agreement with its principal processing bank permits the Company to transfer merchants to other processing banks, subject to the Company's payment of termination fees. The termination fees are based on merchant transaction volume and/or the number of merchant locations calculated at the time of termination. There can be no assurance that the Company will have funds available to pay the required termination fees or that financing for such payments will be obtainable on terms acceptable to the Company.

              Merchant Attrition. The rate of merchant attrition, as measured by the Company's primary processing bank, for the period from January 1, 1995 through December 31, 1995 approximated 1.1% per month of total merchants' annual charge volume. There can be no assurance that the Company will not experience higher rates in the future. Historically, the Company's merchant attrition has been related to merchants going out of business, merchants returning to local processing banks or merchants transferring to competitors with rates the

    Company was unwilling to match. Increased merchant attrition would have a material adverse effect on the Company's financial condition and operating results.

              Chargeback Risk. In the event a billing dispute between a cardholder and a merchant is not resolved in favor of the merchant, the transaction is "charged back" to the merchant, and the purchase price is refunded to the cardholder. If the merchant does not provide a credit to the cardholder, the Company, and, in certain cases, the Company and the processing bank, must bear the credit risk for the full transaction amount. There can be no assurance that the Company will not experience significant chargebacks in the future. Increases in chargebacks that are not paid by the merchant would have a material adverse effect on the Company's financial condition and operating results.

              Merchant Fraud. Generally, the Company is responsible for fraudulent credit card transactions initiated by its merchant clients. Examples of merchant fraud include inputting false sales transactions or false credits. Furthermore, management believes that a significant majority of such fraud occurs in the states of California, Florida, New York and Texas where a large concentration of the Company's merchant base is located. The Company and its processing banks monitor merchant charge volume, average charge and number of transactions, as well as check for unusual patterns in the charges, returns and chargebacks processed. As part of its fraud avoidance policies, the Company generally will not process for certain types of businesses in which incidents of fraud have been common. There can be no assurance that the Company will not experience significant amounts of merchant fraud in the future. Increased merchant fraud would have a material adverse effect on the Company's financial condition and operating results.

              Industry Price Increases. From time to time, VISA or MasterCard increase the fees they charge for processing transactions. Most merchant processing agreements permit fee increases to be passed on to the merchants. There can be no assurance however, that competitive pressures will not result in the Company absorbing a portion or all of such increases in the future, which event could have a material adverse effect on the Company.

              Risk Associated with Growth by Portfolio Acquisition. The Company's growth strategy includes additional acquisitions of merchant portfolios. There can be no assurance that the Company will be able to make successful portfolio acquisitions or that the attrition of merchants from acquired portfolios will not exceed anticipated attrition, thus resulting in lower revenues from the purchased portfolios. Furthermore, there can be no assurance that future acquisitions will not have an adverse effect upon the Company's operating results, particularly in the fiscal quarters immediately following the consummation of such transactions, while the merchant accounts of the acquired merchant portfolio are being integrated into the Company's operations. In addition, the Company's acquisition strategy requires substantial capital resources. These requirements are likely to result in the Company incurring indebtedness in connection with the acquisition of merchant portfolios. There can be no assurance that any such financing will be obtained on terms acceptable to the Company. Moreover, the Company's existing credit agreement requires the bank's consent to future acquisitions.

              Dependence on Key Personnel. The Company will be highly dependent upon the services of its executive officers for the management of the Company. Although the Company has obtained "key man" life insurance on the lives of two of its executive officers, a substantial majority of the proceeds of two of the policies have been pledged as security for its bank financing. The loss of any one of the Company's key executives could materially adversely affect the Company's operations.

              Competition. The marketing of credit card authorization and payment systems is highly competitive. The Company's principal competitors include local processing banks, vertically integrated non-bank processors and other independent service organizations, many of whom have substantially greater resources than the Company. Many of the Company's competitors have access to significant capital, management, marketing and technological resources that are equal to or greater than those of the Company, and there can be no assurance that the Company will continue to be able to compete successfully with such competitors.

              Certain Anti-takeover Provisions. The Company's Amended and Restated Charter and Bylaws and Tennessee law contain certain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company. Such provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of the Board of Directors in connection with the transaction. These provisions include a staggered Board of Directors, blank check preferred stock, super-majority voting provisions, and the application of Tennessee law provisions on business combinations and control shares. Certain of these provisions may discourage a future acquisition of the Company not approved by the Board of Directors in which shareholders might receive a premium value for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

              Possible Fluctuation of Stock Price. The stock market has from time to time experienced extreme price and volume fluctuations, which often have been unrelated to the operating performance of particular companies. Any announcement with respect to the credit card industry, market conditions or any variance in the Company's revenue or earnings from levels generally expected by securities analysts for a given period could have an immediate and significant effect on the trading price of the Common Stock.

              Shares Eligible for Future Sale. In connection with certain acquisitions completed prior to the date of this Registration Statement, shares of Common Stock have been issued to stockholders whose shares are currently registered for resale or who have a right to cause the Company to register their shares for resale. In addition, as part of the Company's growth strategy, the Company plans to issue shares of its Common Stock in connection with future acquisitions. The holders of such shares may be granted rights to cause the Company to register their shares for resale. Shares not resold pursuant to resale registration statements may qualify for resale under Rule 144 of the Securities Act (subject to certain limitations). Sales of substantial amounts of Common Stock in the public market pursuant to Rule 144, a resale registration statement or otherwise, and the potential of such sales, could adversely affect the prevailing market price of the Common Stock and impair the Company's ability to raise additional capital through the sale of equity securities.

                                USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of shares of the Common Stock by the Selling Shareholders.


                                PLAN OF OFFERING

        This Prospectus may be used by Selling Shareholders in connection with the resale of up to 1,941,475 shares of the Common Stock. The sale of the shares by Selling Shareholders may be effected from time to time directly or through one or more broker-dealers, in one or more transactions on the Nasdaq National Market, in negotiated transactions or otherwise, or through a combination of such methods at fixed prices, which may be changed, at market prices prevailing at the time of sale or at negotiated prices. These shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling in amounts to be negotiated.

        A Selling Shareholder and any broker-dealer who acts in connection with the sale of the shares hereunder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act.

        Pursuant to agreements between the Company and the Selling Shareholders, the Company is entitled, on a one-time basis, to (i) postpone the filing or effectiveness of this Registration Statement or (ii) if effective, elect that this Registration Statement not be useable and require the Selling Shareholders to suspend sales pursuant to the prospectus contained herein, for a reasonable period of time, but not in excess of 90 days (a "Blackout Period") (provided that a Blackout Period may not be implemented against former shareholders of BanCard Systems, Inc. more than once in any period of 270 days), if PMT determines in good faith that the registration and distribution of the shares of Common Stock (or the use of the Registration Statement or related prospectus) would interfere with any pending material acquisition, material corporation reorganization (including any underwritten offering of shares of Common Stock) or any other premature disclosure thereof. PMT is required to promptly give the Selling Shareholders written notice of such termination, containing a general statement of the reasons for such postponement or restriction of use and an approximation of the anticipated delay.

                             SELLING SHAREHOLDERS

        The following table sets forth information regarding the Common Stock owned as of October 13, 1997, by each of the Selling Shareholders who are not directors or officers of the Company. The shares of the Common Stock were issued to the Selling Shareholders without registration under the Securities Act in connection with seperate acquisitions of BanCard Systems, Inc., CVE Corporation, IMA Payment Systems, Inc. and LADCO Financial Group, Inc., each a transaction not involving a public offering. Certain of such shares may become eligible for sale by the Selling Shareholders without registration under the Securities Act under the provisions of Rule 144. Any such shares may be sold either under the Registration Statement of which this Prospectus forms a part or under Rule 144.

                                                                                        Beneficial
                                                     Beneficial Ownership                          Ownership
                                                    Prior to Offering (1)                       after Offering (1)
                                                    ---------------------                       ------------------
                                                                              Number of
                                                      Number of                 Shares        Number of
Name of Shareholder                                    Shares    Percent      Being Sold       Shares       Percent
-------------------------------                       --------   -------      ----------      ---------     -------
Stephen K. Dunn & Judith S. Dunn,
 Trustees of Dunn Trust No. 1
 U/D/T Dated 12/27/96........................        195,312         *              --          195,312         *
Stephen K. Dunn & Judith S. Dunn,
 Trustees of Dunn Trust No. 2
 U/D/T Dated 12/27/96........................        195,312         *              --          195,312         *
Stephen K. Dunn and Judith S. Dunn,
 Trustees of the Dunn Family Trust
  U/D/T Dated May 22, 1997...................        744,251         *         317,813          426,438         *
 Wilmington Trust Company,
  Trustee of the Dunn Charitable Trust
  No. 1 U/D/T Dated June 9, 1997.............         90,000         *          90,000               --         *
Michael N. McCormick and Jean A.
 McCormick, Trustees of the
 McCormick Trust No. 1 U/A
 Dated 12/27/96, FBO McCormick
 Trust No. 1.................................        195,312         *              --          195,312         *
Michael N. McCormick and Jean A.
 McCormick, Trustees of the
 McCormick Trust No. 2 U/A
 Dated 12/27/96, FBO McCormick
 Trust No. 2.................................        195,312         *              --          195,312         *
Michael N. McCormick and Jean A.
 McCormick, Trustees of the
 Michael and Jean McCormick
 Revocable Trust U/D/T
 Dated 10/05/95..............................        895,651         *         407,812          392,189         *
Ladd Family Trust............................        365,854         *         365,854               --         *
Joyce I. Cook................................        100,000         *         100,000               --         *
Joyce I. Cook
 Grantor Retained Unitrust...................        100,000         *         100,000               --         *
Michael D. Schneider.........................        288,002         *         288,002               --         *
Mutual Ventures of South Dakota..............         98,960         *          98,960               --         *
John Pappajohn...............................         28,774         *          28,774               --         *
NF Nordiska Fond Kommission
 Aktreboley..................................         21,844         *          21,844               --         *
Laurie A. Schneider..........................         13,901         *          13,901               --         *
Steven D. Moon...............................         12,312         *          12,312               --         *
Ricky D. Shaneyfelt..........................         11,121         *          11,121               --         *
Larry Cheeves................................         10,572         *          10,572               --         *
Clifton E. Hammond...........................          9,929         *           9,929               --         *
Steven E. Codner.............................          9,337         *           9,337               --         *
Alan Green...................................          9,381         *           9,381               --         *
Carolyn Loschen..............................          9,138         *           9,138               --         *
Mary L. Pappajohn............................          7,943         *           7,943               --         *
Marcia K. Ressler............................          7,943         *           7,943               --         *
Malmsten Invest AB...........................          5,957         *           5,957               --         *
J. Todd Hall.................................          5,560         *           5,560               --         *
Donna L. Cheeves.............................          4,672         *           4,672               --         *
Carl Horn....................................          3,971         *           3,971               --         *
Ryan D. Hoesing
 Revocable Trust.............................            453         *             453               --         *
Ashley N. Hoesing
 Revocable Trust.............................            226         *             226               --         *

                                                                             ---------
           Total.............................                                1,941,475
                                                                             =========

    ____________________
    *  Less than 1%

      (1) The persons or entities named in the table below have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them.

                                 LEGAL MATTERS

        Certain legal matters with respect to the validity of the shares of Common Stock are being passed upon for the Company by Waller Lansden Dortch & Davis, A Professional Limited Liability Company of Nashville, Tennessee.


                                    EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Company's consolidated financial statements as of July 31, 1995 and 1996 and for each of the three years in the period ended July 31, 1996 included in the Company's Current Report on Form 8-K filed on April 8, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

    Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Commission Registration Fee..  $ 9,892
    Legal Fees and Expenses......    8,000*
    Auditors' Fees and Expenses..    5,500*
    Miscellaneous Expenses.......    1,608*
                                   -------
         Total...................  $25,000*
                                   =======

    ____________
    * Estimated


         The Registrant has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the shares being offered by the Selling Shareholders.

    Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a) Article 8 of the Registrant's Bylaws provides as follows:

             The Corporation may indemnify, and upon request may advance expenses to, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred in the action, suit or proceeding, despite the fact that such person has not met the standard of conduct set forth in Section 48-18-502(a) of the Tennessee Business Corporation Act (the "Act") or would be disqualified from indemnification under Section 48-18-502(d) of the Act, if a determination is made by the person or persons enumerated in Section 48-18-506(b) of the Act that the director or officer seeking indemnification is liable for (i) any breach of the duty of loyalty of the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) voting for or assenting to a distribution in violation of the Act.

         Section 8 of the Registrant's Amended and Restated Charter provides as follows:

             The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or complete action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "indemnitee"). The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may have or hereafter acquire under this Amended and Restated Charter or the Bylaws of the Corporation or under any agreement or vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office; provided, however, that the Corporation shall not indemnify any such indemnitee in connection with a proceeding (or part thereof) if a judgment or other final adjudication adverse to the indemnitee establishes his liability (i) for any breach of the duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) under Section 48-18-304 of the Tennessee Business Corporation Act.

             (b) In addition to the foregoing provisions of the Bylaws and Amended and Restated Charter of the Registrant, directors, officers, employees and agents of the Registrant may be indemnified by the Registrant, pursuant to the provisions of Section 48-18-501 et seq. of the Tennessee Code Annotated.

             (c) In addition, the Registrant maintains directors and officers liability insurance. Such policies have a deductible of $250,000 and an annual per occurrence and aggregate cap on coverage of $5 million.

    Item 16. EXHIBITS.



    EXHIBIT
    NUMBER                             DESCRIPTION OF EXHIBITS
    ------                             -----------------------

         4.1        Section 6 of the Amended and Restated Charter of Registrant(1)

         4.2        Amendment to the Amended and Restated Charter of Registrant (2)

         4.3        Specimen of Common Stock Certificate(1)

         5.1        Opinion of Waller Lansden Dortch & Davis, PLLC as to legality of securities

        23.1        Consent of Price Waterhouse LLP

        23.2        Consent of Waller Lansden Dortch & Davis, PLLC (included in Exhibit 5.1)

        24          Power of Attorney (set forth on Page II-5)

------------
    (1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1, Registration No. 33-79064.

    (2) Incorporated by reference to exhibits filed with the Registrant's Current Report on Form 8-K filed on December 23, 1996.


Item 17. UNDERTAKINGS.

         A.    The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on October 10, 1997.

                              PMT SERVICES, INC.


                              By: /s/ RICHARDSON M. ROBERTS
                                  ______________________________________

                                         Richardson M. Roberts
                                         Chairman of the Board
                                         and Chief Executive Officer


                               POWER OF ATTORNEY

          Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Richardson M. Roberts and Gregory S. Daily, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Name                       Title                                    Date
          ----                       -----                                    ----
   /s/ RICHARDSON M. ROBERTS   Chairman of the Board, Chief             October 10, 1997
   -------------------------   Executive Officer (Principal
     Richardson M. Roberts     Executive Officer) and Director

   /s/ GREGORY S. DAILY        President, Treasurer,                    October 10, 1997
   -------------------------   and Director
     Gregory S. Daily

   /s/ CLAY M. WHITSON         Chief Financial Officer                  October 10, 1997
   -------------------------   (Principal Financial Officer)
     Clay M. Whitson           and Vice President

   /s/ VICKIE G. JOHNSON       Chief Accounting Officer                 October 10, 1997
   -------------------------   (Principal Accounting Officer),
     Vickie G. Johnson         Secretary and Controller



          Name                       Title                          Date
          ----                       -----                          ----

    /s/ LESLIE D. COBLE             Director                  October 10, 1997
    -------------------------
    Leslie D. Coble

    /s/ ROBERT C. FISHER, JR.       Director                  October 10, 1997
    -------------------------
    Robert C. Fisher, Jr.


    /s/ STEPHEN D. KANE             Director                  October 10, 1997
    -------------------------
    Stephen D. Kane

    /s/ HAROLD L. SIEBERT           Director                  October 10, 1997
    -------------------------
    Harold L. Siebert

